UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 15, 2020
Date of Report (Date of earliest event reported)
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38142		35-2581557
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

7102 Commerce Way	Brentwood	Tennessee	37027
(Address of Principal Executive)			(Zip Code)
(615) 771-6701
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.
Dropdown of Trucking Assets
On May 15, 2020, Delek US Holdings, Inc. (“Delek US”) caused its wholly owned subsidiaries Lion Oil Company (“Lion Oil”) and Delek Refining, Ltd. (“Delek Refining”) to contribute certain leased and owned tractors and trailers and related assets used in the provision of trucking and transportation services for crude oil, petroleum and certain other products throughout Arkansas, Oklahoma and Texas to Delek Trucking, LLC (“Delek Trucking”), a direct wholly owned subsidiary of Lion Oil. Following this contribution, Lion Oil sold all of the issued and outstanding membership interests in Delek Trucking (the “Acquisition”) to DKL Transportation, LLC (“DKL Transportation”), a wholly owned subsidiary of Delek Logistics Partners, LP (“Delek Logistics”). Promptly following the consummation of the Acquisition and effective as of May 15, 2020, Delek Trucking merged with and into DKL Transportation, with DKL Transportation continuing as the surviving entity. Total consideration for the Acquisition was approximately $48 million, subject to certain post-closing adjustments, financed with a combination of cash on hand and borrowings under Delek Logistics’ revolving credit facility. The Acquisition is effective as of May 1, 2020.
Transportation Services Agreement
In connection with the Acquisition, Delek Refining, Lion Oil and DKL Transportation entered into a Transportation Services Agreement (the “TSA”) pursuant to which DKL Transportation will gather, coordinate the pickup of, transport and deliver petroleum products (“Transportation Services”) for Delek Refining and Lion Oil, as well as provide ancillary services as requested. Pursuant to the TSA, Delek Refining and Lion Oil has committed to use DKL Transportation for all Transportation Services required by Delek Refining and Lion Oil in Arkansas, Oklahoma and Texas, and has agreed to pay DKL Transportation a deficiency payment if DKL Transportation’s revenue earned for the performance of the Transportation Services fails to meet certain minimum commitments, subject to certain adjustments described in the TSA. Pursuant to the TSA, Delek Refining and Lion Oil has agreed to grant, and to cause its affiliates to grant, DKL Transportation access to certain facilities in connection with DKL Transportation’s performance of the Transportation Services. The initial term of the TSA will continue until December 31, 2030, and will thereafter automatically renew for two-year periods unless terminated by either party upon 12 months’ written notice prior to the end of the initial term or any renewal term, as applicable.
The foregoing description of the TSA is not complete and is qualified in its entirety by reference to the TSA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Relationships
Delek US owns a 70.5 % limited partnership interest in Delek Logistics and a 94.8% interest in Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), which owns the entire 2.0% general partner interest and all incentive distribution rights in Delek Logistics. Each of Delek Logistics, the General Partner, Lion Oil, Delek Refining, DKL Transportation, Delek Trucking and the other subsidiaries of Delek Logistics is a direct or indirect subsidiary of Delek US. As a result, certain individuals, including officers and directors of Delek US and the General Partner, serve as officers and/or directors of more than one of such other entities. Additionally, Delek Logistics and Delek US have certain commercial relationships as further described in Delek Logistics’ Annual Report on Form 10-K for the year ended December 31, 2019.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1*	Transportation Services Agreement, dated May 15, 2020 and effective as of May 1, 2020, by and between Delek Refining, Ltd., Lion Oil Company and DKL Transportation, LLC.

10.2	Third Amendment and Restatement of Schedules to Third Amended and Restated Omnibus Agreement, dated and effective as of May 15, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*
Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. Schedules have been omitted from this exhibit pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit or a copy of any omitted schedule to the SEC upon its request.] NTD: Pending review of any contemplated redactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2020	DELEK US HOLDINGS, INC

/s/ Reuven Spiegel
Name: Reuven Speigel
Title: Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)